EXHIBIT 10.3
TERMINATION, CONSENT AND WAIVER
December 1, 2006
To the Purchasers party to
the Stock Purchase Agreement
relating to the purchase of shares
of Omega Protein Corporation:
Dear Sirs:
     Reference is hereby made to the Stock Purchase Agreement, dated of even date herewith (the “Stock Purchase Agreement”), among Zapata Corporation, a Nevada corporation (“Zapata”), and the purchasers party thereto (the “Purchasers”). Capitalized terms used herein have the respective meanings ascribed thereto in the Stock Purchase Agreement unless otherwise defined herein. Pursuant to the terms of the Stock Purchase Agreement, Zapata proposes to sell to the Purchasers and the Purchasers, severally and not jointly, propose to purchase from Zapata 5,232,708 shares (the “Shares”) of the common stock, par value $0.01 per share (the “Common Stock”) of Omega Protein Corporation, a Nevada corporation (the “Company”). To induce the Purchasers to acquire the Shares from Zapata, the Company has agreed to provide the Purchasers with certain registration rights as set forth in a Registration Rights Agreement among the Company and the Purchasers.
     The Company and Zapata have previously entered into a Stock Purchase Agreement, dated as of September 8, 2006 (the “Company Purchase Agreement”), pursuant to which, among other things, Zapata granted to the Company a Call Option (as defined in the Company Purchase Agreement) to purchase the Shares.
     To induce the Purchasers to acquire the Shares from Zapata, the Company and Zapata hereby irrevocably terminate the Company Purchase Agreement, to the extent and only to the extent, relating to the Call Option and/or the Shares.
     To further induce the Purchasers to acquire the Shares from Zapata, the Company hereby agrees to the following provisions:
     1. The Company hereby irrevocably consents to the purchase of the Shares by the Purchasers in accordance with the terms of the Stock Purchase Agreement and the other Transaction Documents.
     2. The Company hereby irrevocably waives any rights it has to acquire the Shares or any portion thereof, whether pursuant to the terms of the Company Purchase Agreement or otherwise.
     3. The Company shall take the actions required to be taken by it pursuant to the terms of the Stock Purchase Agreement and shall deliver the deliveries required to be delivered by it pursuant to the terms of the Stock Purchase Agreement, including, without limitation, the delivery of the Transfer Agent Instructions to the Transfer Agent.
     4. The Company hereby represents and warrants to the Purchasers that:
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
          (b) The Company has the power and authority (corporate and other) to execute and deliver this Termination, Consent and Waiver and the other Transaction Documents to which it is or is intended to become a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. Each of the Transaction Documents to which it is or is intended to become a party has been duly authorized, executed and delivered by the Company and constitutes or will, as of the Closing, constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (c) Assuming the accuracy of the Purchasers’ representations in Section 4.11 of the Stock Purchase Agreement and in their respective Citizen Affidavits, neither the execution and delivery of this Termination, Consent and Waiver or the other Transaction Documents to which it is or is intended to become a party nor the performance by the Company of its obligations hereunder and thereunder will (i) contravene any provision contained in the Company’s Articles of Incorporation or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any material contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other material instrument or material obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority the violation of which would be of material consequence to the Company or would have a material adverse effect on the transactions contemplated hereby, in each case to which the Company is a party or by which the Company is bound or to which the Shares are subject, or (iii) result in the creation or imposition of any Encumbrances on the Shares.
          (d) No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Termination, Consent and Waiver or the other Transaction Documents to which it is or is intended to become a party by the Company, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the transactions contemplated by the Transaction Documents and (ii) notice within 30 days of the Closing Date of any changes in information with respect to the company’s officers, directors and stockholders, including 5% or more stockholders to the Citizenship Approval Officer of the Maritime Administration of the United States Department of Transportation pursuant to 46 CFR 356.5(9).
          (e) The Shares are duly authorized, validly issued, fully paid and non-assessable and owned of record and, to the Company’s knowledge, beneficially by Zapata. The Shares contain no restrictive or other legend, other than a customary Securities Act legend and a legend summarizing the Transfer Restrictions, and, except for the Transfer Restrictions, are not subject to any Encumbrances created by the Company’s Articles of Incorporation, by-laws or any agreement, understanding or other arrangement to which the Company is a party or by which it is bound, other than those that have been effectively waived pursuant to the terms of this Termination, Consent and Waiver. The Company knows of no reason why the New Certificates should not be issued to the Purchasers in the ordinary course.
          (f) There is not applicable to the Company, or the Company has taken all actions to exempt the sale and transfer of the Shares contemplated by the Purchase Agreement from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Incorporation or by-laws that is or could reasonably be expected to become applicable to the Purchasers as a result of the transactions contemplated hereby, including without limitation, the purchase of the Shares and the ownership, disposition or voting of the Shares by the Purchasers or the exercise of any right granted to the Purchasers pursuant to this Agreement or the other Transaction Documents.
          (g) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (h) The Company is eligible to use Form S-3 to register the Registrable Securities (as such term is defined in the Registration Rights Agreement) for resale by the Purchasers as contemplated by the Registration Rights Agreement.

          (i) The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).
          (j) The Shares are listed on the New York Stock Exchange and the Company is in compliance with applicable New York Stock Exchange continued listing requirements. There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on the New York Stock Exchange and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Common Stock from the New York Stock Exchange.
          (k) Except for the Brokerage Fee payable to the Broker, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company in connection with the Transaction Documents, the sale of the Shares or any of the other transactions contemplated hereby and thereby.
          (l) Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares. For the avoidance of doubt, the Company is not making any representation or warranty with respect to the actions of Zapata or the Broker.
          (m) Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company and the Seller on any exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act. For the avoidance of doubt, the Company is not making any representation or warranty with respect to the actions of Zapata or the Broker.
     For the avoidance of doubt, except as otherwise expressly agreed to by the Company and Zapata, Zapata has no obligation, liability or responsibility for any of the representations, warranties, obligations, covenants or undertakings of the Company hereunder or in any of the other Transaction Documents.
     This Termination, Consent and Waiver shall be null and void and of no further force and effect upon the termination of the Stock Purchase Agreement in accordance with its terms.

     This Termination, Consent and Waiver may be executed in counterparts, each of which shall be deemed and original and all of which shall together represent one and the same instrument. This Termination, Consent and Waiver shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the choice of law provisions thereof.

Very truly yours,

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held

Name: John D. Held
Title: Executive Vice President and General Counsel

ZAPATA CORPORATION

By:	/s/ Leonard DiSalvo

Name: Leonard DiSalvo
Title: Chief Financial Officer